UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	June 15, 2009 (June 12, 2009)

HIRSCH INTERNATIONAL CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-23434	11-2230715
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Engineers Road, Hauppauge, New York	11788
(Address of Principal Executive Offices)	(Zip Code)

(631) 436-7100
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers’ Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 12, 2009, Hirsch International Corp. (the “Company”) notified Beverly Eichel, the Company’s Executive VP-Finance and Administration, Chief Financial Officer and Secretary, that her employment with the Company would be terminated effective June 15, 2009 as part of the Company’s cost savings program, which is described in Item 8.01 below. In connection with such termination, the Company and Ms. Eichel entered into a Second Amended and Restated Employment Agreement (the “Agreement”), dated June 15, 2009. The Agreement, among other things, modifies the termination date of Ms. Eichel’s former employment agreement to be June 15, 2009, and provides for a lump sum severance payment to Ms. Eichel in the amount of $146,475 in lieu of any other payment which Ms. Eichel may have been entitled or eligible to receive under the terms of her former employment agreement.

The Agreement further provides that for a period of 12 months beginning June 16, 2009, Ms. Eichel shall make herself available to the Company, at mutually agreed times, to provide consulting services to the Company. For these consulting services, Ms. Eichel will be paid at the rate of $150 per hour.

Item 8.01.	Other Events.

On June 12, 2009, the Company initiated a cost savings program aimed at reducing the Company’s overall costs. As part of the program, the Company is reducing its number of employees and implementing pay cuts and work week reductions for many of the remaining employees.

Item 9.01.	Other Events.
(d)	Exhibits

99.1	Second Amended and Restated Employment Agreement, dated June 15, 2009, between the Company and Beverly Eichel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIRSCH INTERNATIONAL CORP.

	By:	/s/ Paul Gallagher
		Name:	Paul Gallagher
		Title:	President, Chief Executive Officer and Chief Operating Officer
Dated: June 15, 2009

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

99.1	Second Amended and Restated Employment Agreement, dated June 15, 2009, between the Company and Beverly Eichel.